Exhibit 10.17.1

Sunoco Logistics Partners L.P.

1818 Market Street

Suite 1500

Philadelphia, PA 19103

Sunoco, Inc. (R&M)

1735 Market Street

Philadelphia, PA 19103

RE: Product Services Terminal Agreement

Ladies and Gentlemen:

Sunoco Partners Marketing & Terminals L.P. (“SPMT”) and Sunoco, Inc. (R&M) (“R&M”) are parties to that certain Product Services Terminal Agreement dated as of May 1, 2007 for the purpose of providing certain terminal services at SPMT’s Marcus Hook Tank Farm (the “Agreement”). Pursuant to the terms, the Agreement will terminate on February 29, 2012, and the parties desire that the Agreement continue in the manner described herein.

Accordingly, SPMT and R&M hereby agree that the Marcus Hook Tank Farm Agreement shall continue in full force and effect in accordance with the terms on a month-to-month basis commencing on March 1, 2012 and continuing until terminated on the last day of the month in which notice of termination is given by either party thereto. Either party may terminate the Agreement upon written notice to the other party.

The parties agree that the Agreement shall be deemed amended hereby to reflect the amendments made hereunder, and except as otherwise expressly provided herein, all of the terms, conditions and provisions of the Agreement remain unaltered and in full force and effect.

If the foregoing reflects our agreement regarding the extension of the respective terms of the Marcus Hook Tank Farm Agreement, kindly counter execute this letter agreement.

Sincerely,

Sunoco Partners Marketing & Terminals L.P.

By: Sunoco Logistics Partners Operations GP LLC, its general partner

By:	/s/ MICHAEL J. HENNIGAN
Michael J. Hennigan, President

Agreed and Accepted this 19th day of January, 2012

Sunoco, Inc. (R&M)

By:	/s/ CARL S. GREGORY
Name:	Carl S. Gregory
Title:	Commercial Business Manager